EXHIBIT 4.1

Performance Sports Group Ltd.
Nonqualified Stock Option Award Agreement
Mark J. Vendetti
This Nonqualified Stock Option Award Agreement (this "Agreement"), dated as of January 20, 2016 (the "Date of Grant"), is made by and between Performance Sports Group Ltd., a corporation organized under the laws of British Columbia, Canada (the "Company"), and Mark J. Vendetti (the "Grantee").
WHEREAS, the Company wishes to afford the Grantee the opportunity to purchase its common shares ("Common Shares");
WHEREAS, the Committee (as defined in Section 9) has determined that it is in the best interests of the Company to grant to the Grantee the nonqualified Option provided for herein, subject to the terms set forth herein; and
WHEREAS, the grant of the nonqualified Option provided for herein is intended to constitute an "employment inducement award" in accordance with NYSE rules and Section 613(c) of the TSX Company Manual and is offered as a material inducement to the Grantee in connection with the Company's hiring of the Grantee as its Executive Vice President/Chief Financial Officer.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and for their successors and assigns, hereby agree as follows:
1.            Grant of Option.  The Company hereby grants to the Grantee an Option (the "Option") to purchase 90,000 Common Shares (the "Option Shares"), on the terms and conditions set forth in this Agreement (the "Award").  The Option is not intended to qualify as an incentive stock option under Section 422 of the Code.  The "Exercise Price," being the price at which the Grantee shall be entitled to purchase the Option Shares upon the exercise of all or any portion of the Option, shall be $5.92 per Option Share, being the Fair Market Value per Option Share on the last trading day immediately prior to the Date of Grant. Any modification to the Exercise Price of this Option shall be subject to the prohibition on repricing set forth in Section 13(b) of this Agreement.

2.            Vesting; Exercisability; Forfeiture.  The Option shall become vested and exercisable in 25% cumulative installments on each of the first four anniversaries of the Date of Grant (each, a "Vesting Date"), provided that the Grantee remains continuously engaged in active service by the Company or one of its Affiliates from the Date of Grant through such Vesting Date.  In the event that the Grantee's continuous service is terminated by the Company or by the Grantee for any reason, the Grantee shall forfeit the unvested portion of the Option as of the Grantee's Termination Date (as defined below).

3.	Method of Exercise; Tax Withholding.
(a)            The Grantee may exercise the vested and exercisable portion of the Option, in whole or in part, by notifying the Company in writing of the number of whole Option Shares to be purchased thereunder and delivering with such notice an amount in cash (or certified check, wire transfer, or bank draft) equal to the aggregate Exercise Price for such number of Common Shares.  The Grantee may also exercise the Option, if permitted by the Committee at the time of exercise, by means of (i) a "net exercise" procedure effected by the Grantee's surrender of such Option and the Company's withholding the minimum number of Common Shares otherwise deliverable in respect of the Option having a Fair Market Value (as defined in Section 9) equal to the amount needed to pay for the aggregate Exercise Price for such Common Shares and all applicable required withholding taxes (the "Required Withholding Shares"); provided that the number of Common Shares so withheld to satisfy any applicable withholding and employment taxes shall not have an aggregate Fair Market Value on the date of such withholding in excess of the applicable minimum required withholding obligation, or (ii) a broker-assisted "cashless exercise" pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Required Withholding Shares and to deliver promptly to the Company an amount equal to the aggregate Exercise Price for such Common Shares and all applicable required withholding taxes.

(b)            The Company shall be entitled to require, as a condition to the exercise of the Option, that the Grantee remit an amount in cash or, in the discretion of the Company, Common Shares or other property having a Fair Market Value sufficient to satisfy all federal, provincial, state, and local or other applicable withholding and employment taxes relating thereto.  In addition, the Company shall have the right and is hereby authorized to withhold from the Common Shares otherwise deliverable upon exercise of the Option, or from any compensation or other amount owing to the Grantee, the amount (in cash or, in the discretion of the Company, Common Shares or other property) of any applicable withholding and employment taxes in respect of the exercise of the Option and to take such other action as may be necessary in the discretion of the Company to satisfy all obligations for the payment of such taxes.

(c)            Notwithstanding the foregoing, in no event shall the Grantee be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law (including the applicable rules and regulations of the Securities and Exchange Commission) or the applicable rules of the NYSE, the TSX, or any other national securities exchange on which the Company has applied to list or quote its Common Shares.

4.            Expiration.  In no event shall any portion of the Option be exercisable after the tenth anniversary of the Date of Grant (the "Option Period"); provided, however, that, in the event the Option Period would expire at a time when trading in the Common Shares is prohibited by the Company's insider trading policy or a Company-imposed "blackout period," in which case the Option Period shall be extended automatically until the 10th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code or applicable rules of the NYSE, the TSX, or any other national securities exchange on which the Company has applied to list or quote its Common Shares).  The Option is subject to earlier cancellation, termination, or expiration as set forth herein.

5.	Termination of Employment.
(a)            Termination of Employment by the Company without Cause or by the Grantee for any Reason.  If, prior to the end of the Option Period, the Grantee's employment with the Company and its Affiliates is terminated by the Company without Cause, or by the Grantee for any reason, the vested portion of the Option shall expire on the earlier of (x) the last day of the Option Period and (y) the 90th day following the Termination Date.  For the purposes of this Agreement, the Grantee's employment shall be considered to have terminated effective on the last day of the Grantee's actual and active employment with the Company or Affiliate, whether such day is selected by agreement with the individual, or unilaterally by the Grantee or the Company or Affiliate, and whether with or without advance notice to the Grantee.  For the avoidance of doubt, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of such termination of employment that follows or is in respect of a period after the Grantee's actual last day of actual and active employment shall be considered as extending the Grantee's period of employment for the purposes of determining his entitlement hereunder (collectively referred to herein as the "Termination Date").

(b)            Termination of Employment or due to Death or Disability.  If, prior to the end of the Option Period, the Grantee's employment with the Company and its Affiliates is terminated due to the Grantee's death or Disability, the vested portion of the Option shall expire on the earlier of (x) the last day of the Option Period and (y) the first anniversary of such Termination Date.

(c)            Termination of Employment for Cause. If, prior to the end of the Option Period the Grantee's employment with the Company and its Affiliates is terminated by the Company or one of its Affiliates for Cause, the unvested and vested portion of the Option shall be canceled immediately on the Termination Date and the Grantee shall immediately forfeit all rights to the Option Shares subject to the Option.

6.            Rights as a Shareholder.  The Grantee shall not be deemed for any purpose, nor shall the Grantee have any of the rights or privileges of, a shareholder of the Company in respect of any Option Shares unless and until (i) such Option shall have been exercised pursuant to the terms hereof, and (ii) the Company shall have issued and delivered such Option Shares to the Grantee. The Company shall cause the actions described in clause (ii) of the preceding sentence to occur promptly following exercise as contemplated by this Agreement, subject to compliance with applicable laws.

7.            Compliance with Legal Requirements.   The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, provincial, and local laws, rules, and regulations and to such approvals by any regulatory or governmental agency (including stock exchanges) as may be required.  The Committee shall have the right to impose such restrictions on the Option as it deems reasonably necessary or advisable under applicable securities laws and the rules and regulations of any national securities exchange on which the Company has applied to list or quote its Common Shares from time to time.

8.            Clawback/Forfeiture.

(a)            The Option and the Option Shares shall be subject to clawback, forfeiture, or similar consequences as described in this Section 8(a) for the reasons described in Section 8(b).  In the case of an event described in subsection (b), the Grantee will forfeit any compensation, gain, or other value realized thereafter on the vesting or settlement of this Award, the sale or other transfer of this Award, or the sale of Common Shares acquired in respect of this Award, and must promptly repay such amounts to the Company, and this Award and any other equity awards held by the Grantee shall terminate.  Further, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NYSE or any other national securities exchange on which the Company has applied to list or quote its Common Shares, or if so required pursuant to a written policy adopted by the Company, this Award shall be subject (including on a retroactive basis) to clawback, forfeiture, or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).
(b)            (i) If the Grantee engages in activity that is in conflict with or adverse to the interests of the Company or any of its Affiliates (as defined in Section 9) at any time, or during a specified time period, including fraud or conduct contributing to any financial restatements or irregularities, or if the Grantee violates a noncompete, nonsolicit, nondisclosure, or nondisparagement covenant or agreement with the Company or any of its Affiliates, or if the Grantee violates any other policy, procedure, or rule applicable to the Grantee in a manner that adversely affects or could reasonably be expected to adversely affect the business or reputation of the Company or any of its Affiliates, or if the Grantee's employment or service is terminated for Cause; and/or (ii) if the Grantee receives any amount in excess of what the Grantee should have received under the terms of this Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations, or other administrative error), all as determined by the Committee, then the Grantee shall be required to promptly repay any such excess amount to the Company.  In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Grantee's activity and recover damages resulting from such activity.
9.            Definitions.  Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section 9 and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:
(a)            "Affiliate" means (i) any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company and (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest.  The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract, or otherwise.
(b)            "Beneficial Ownership" has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the U.S. Exchange Act.

(c)            "Board" means the Board of Directors of the Company.
(d)            "Canadian Securities Laws" means, collectively, the applicable securities laws of each of the provinces and territories of Canada, including the respective regulations and rules made under those securities laws.
(e)            "Cause" means, as determined by the Chief Executive Officer of the Company in his/her reasonable judgment, (i) the Grantee's commission of any material fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of any material amount of money or other assets or property of the Company or any of its subsidiaries or Affiliates; (ii) the Grantee's willful failure to perform, or gross negligence in the performance of, his duties and responsibilities to the Company or any of its subsidiaries or Affiliates; (iii) the Grantee's material breach of any of the terms of his employment agreement, Company policies (including policies such as those prohibiting harassment), or his fiduciary duties to the Company or any of its subsidiaries or Affiliates (except where the breach of fiduciary duties is caused by the Grantee's Disability and except where such breach is exculpated under the Company's articles of incorporation); or (iv) the Grantee's conviction of, or plea of nolo contendere to, a felony or any other action by the Grantee that has resulted, or could be reasonably expected to result, in material injury to the reputation of the Grantee or the business of the Company,  any of its subsidiaries or Affiliates.
(f)            "Change in Control" means, unless any employment or service agreement between the Grantee and the Company or an Affiliate states otherwise, the first to occur of any of the following events:
(i)            the acquisition by any Person or related "group" (as such term is used in Sections 13(d) and 14(d) of the U.S Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of 50% or more (on a fully diluted basis) of either (A) the then-outstanding Common Shares, including Common Shares issuable upon the exercise of options, Awards or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Shares (the "Outstanding Company Common Shares"); or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of directors (the "Outstanding Company Voting Securities"); but excluding any acquisition by the Company or any of its Affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;
(ii)            a change in the composition of the Board such that members of the Board during any consecutive 12-month period (the "Incumbent Directors") cease to constitute a majority of the Board.  Any person becoming a director through election or nomination for election approved by a valid vote of at least two thirds of the Incumbent Directors shall be an Incumbent Director; provided, however, that no individual becoming a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the U.S Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be an Incumbent Director;

(iii)            the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company; and
(iv)            the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (a "Business Combination"), or sale, transfer, or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a "Sale"), unless immediately following such Business Combination or Sale:  (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the "Surviving Company"), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the "Parent Company"), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale) and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale and (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company); provided, that no Person or group shall be treated for purposes of this Section 9(f)(iv)(B) as having Beneficial Ownership of 50% or more of such total voting power solely as a result of the voting power held in the Company prior to the consummation of the Business Combination or Sale.
(g)            "Code" means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto.  References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.
(h)            "Committee" means the Compensation Committee of the Board or subcommittee thereof if required to comply with Rule 16b-3 promulgated under the U.S. Exchange Act in respect of Awards or, if no such Compensation Committee or subcommittee thereof exists, or if the Board otherwise takes action hereunder on behalf of the Committee, the Board.
(i)            "Common Shares" means the common shares of the Company (and any share or other securities into which such shares may be converted or into which it may be exchanged).
(j)            "Disability" means any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Grantee's material duties and responsibilities under his employment agreement for a period of (x) one hundred and twenty (120) consecutive calendar days or (y) one hundred and fifty (150) total days during any period of three hundred and sixty-five (365) consecutive calendar days.
(k)            "$" shall refer to United States dollars.
(l)            "Eligible Director" means a person who is (i) a "non-employee director" within the meaning of Rule 16b-3 under the U.S Exchange Act and/or (ii) an "independent director" under applicable securities laws or the applicable rules of the NYSE, the TSX, or any other national securities exchange on which the Company has applied to list or quote its Common Shares, or a person meeting any similar requirement under any successor rule or regulation.
(m)            "Fair Market Value" means, (i) with respect to Common Shares on a given date, (x) if the Common Shares are listed on a national securities exchange, the closing sales price of the Common Shares reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported; or (y) if the Common Shares are not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of the Common Shares, or (ii) with respect to any other property, the amount determined by the Committee in good faith to be the fair market value of such other property.
(n)            "NYSE" means the New York Stock Exchange.
(o)            "Person" has the meaning given in Section 3(a)(9) of the U.S. Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares of the Company.
(p)            "TSX" means the Toronto Stock Exchange.
(q)            "U.S. Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto.  References to any section of (or rule promulgated under) the U.S Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successors thereto.
(r)            "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended, and any successor thereto.  Reference in this Agreement to any section of (or rule promulgated under) the U.S. Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or other interpretive guidance.
10.	Administration.
(a)            The Committee shall administer this Agreement and shall have the sole and plenary authority to (i) determine the method by which this Award may be settled, exercised, canceled, forfeited, or suspended; (ii) determine the circumstances under which the delivery of cash, property, or other amounts payable with respect to this Award may be deferred either automatically or at the Grantee's or Committee's election; (iii) interpret and administer, reconcile any inconsistency in, correct any defect in, and supply any omission in this Agreement; (iv) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Agreement; (v) accelerate the vesting, delivery, or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, this Award; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Agreement or to comply with any applicable law.  To the extent required to comply with the provisions of Rule 16b-3 promulgated under the U.S. Exchange Act (if applicable and if the Board is not acting as the Committee under this Agreement) or the Canadian Securities Laws or any exception or exemption under applicable securities laws or the applicable rules of the NYSE, the TSX, or any other national securities exchange on which the Company has applied to list or quote its Common Shares, as applicable, it is intended that each member of the Committee shall, at the time the Grantee takes any action with respect to this Award, be an Eligible Director.  However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate this Award or action taken by the Committee that is otherwise validly taken under this Agreement.
(b)            The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members or to any one or more members of the Board.  Any such allocation or delegation may be revoked by the Committee at any time.
(c)            Unless otherwise expressly provided herein, all designations, determinations, interpretations, and other decisions regarding this Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, the Grantee, any holder or beneficiary of this Award, and any shareholder of the Company.
(d)            No member of the Board or the Committee, nor any employee or agent of the Company (each such person, an "Indemnifiable Person"), shall be liable for any action taken or omitted to be taken or any determination made with respect to this Agreement (unless constituting fraud or a willful criminal act or omission).  Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from all losses, costs, liabilities, and expenses (including attorneys' fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be involved as a party, witness, or otherwise by reason of any action taken or omitted to be taken or determination made under this Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company's approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company's choice.  The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person's fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company's articles of incorporation.  The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company's articles of incorporation, as a matter of law, individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(e)            The Board may at any time and from time to time, administer this Agreement with respect to the Award. In any such case, the Board shall have all the authority granted to the Committee under this Agreement.
11.            Changes in Capital Structure and Similar Events.  In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations, or other requirements of any governmental body or national securities exchange, accounting principles, or law, such that in any case an adjustment is determined by the Committee to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(i)            adjusting any or all of (A) the number and kind of common shares of the Company or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of this Award and (B) the terms of this Award, including, without limitation, (1) the number and kind of shares of stock or other securities of the Company (or number and kind of other securities or other property) subject to this Award or to which this Award relates, and/or (2) the Exercise Price with respect to this Award;
(ii)            providing for a substitution or assumption of this Award, accelerating the delivery, vesting, and/or exercisability of, lapse of restrictions, and/or other conditions on, or termination of, this Award or providing for a period of time (which shall not be required to be more than 10 days) for the Grantee to exercise this Award prior to the occurrence of such event (and if this Award is not so exercised shall terminate or become no longer exercisable upon the occurrence of such event); and

(iii)            cancelling this Award and causing to be paid to the holders thereof, in cash, Common Shares, other securities, or other property, or any combination thereof, the value of this Award, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to this Option over the aggregate Exercise Price of this Option, respectively (it being understood that, in such event, if this Option has a per share Exercise Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor);
provided, however, that the Committee shall make an equitable or proportionate adjustment to this Award to reflect any "equity restructuring" (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)).  Except as otherwise determined by the Committee, any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the U.S. Exchange Act.  The Company shall give the Grantee notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.  In anticipation of the occurrence of any event listed in the first sentence of this Section 11, for reasons of administrative convenience, the Committee in its sole discretion may refuse to permit the exercise of this Award during a period of up to 30 days prior to the anticipated occurrence of any such event.
12.            Effect of Change in Control.  Except to the extent otherwise provided in any applicable employment or service agreement between the Grantee and the Company or an Affiliate, in the event of a Change in Control, notwithstanding any provision of this Agreement to the contrary:
(a)            In the event that the Grantee's employment with the Company or an Affiliate is terminated by the Company or an Affiliate without Cause (and other than due to death or Disability) on or within 12 months following a Change in Control, the Committee may provide that all Options granted hereby shall become immediately exercisable with respect to 100% of the shares subject to such Options.
(b)            In addition, the Committee may upon at least 10 days' advance notice to the Grantee, cancel this Award and pay to the Grantee, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of this Award based upon the price per Common Share received or to be received by other shareholders of the Company in the event.  Notwithstanding the above, the Committee shall exercise such discretion over the timing of settlement of this Award subject to Section 409A of the Code at the time this Award is granted.
13.	Miscellaneous.

(a)            Transferability. The Option may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered (a "Transfer") by the Grantee other than as permitted by this Section 13(a). Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.  In the event of the Grantee's death, the Option shall thereafter be exercisable (to the extent otherwise exercisable hereunder) only by the Grantee's executors or administrators.
(i)            This Award shall be exercisable only by the Grantee during the Grantee's lifetime, or, if permissible under applicable law, by the Grantee's legal guardian or representative.  This Award may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.
(ii)            Notwithstanding the foregoing, the Committee may permit this Award to be transferred by the Grantee, without consideration, subject to such rules as the Committee may adopt, to (A) any person who is a "family member" of the Grantee, as such term is used in the instructions to Form S-8 under the U.S. Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the "Immediate Family Members"); (B) a trust solely for the benefit of the Grantee and the Grantee's Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Grantee and the Grantee's Immediate Family Members; or (D) any other transferee as may be approved by the Board or the Committee; (each transferee described in clause (A), (B), (C), or (D) above is hereinafter referred to as a "Permitted Transferee"), provided that the Grantee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Grantee in writing that such a transfer would comply with the requirements of this Agreement.
(iii)            The terms of this Award transferred in accordance with the immediately preceding paragraph shall apply to the Permitted Transferee, and any reference in this Agreement to the Grantee shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with this Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Grantee under this Agreement or otherwise; and (D) the consequences of the termination of the Grantee's employment by, or services to, the Company or an Affiliate under the terms of this Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in this Agreement.

(b)            Amendment.  At any time, and from time to time, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate this Award theretofore granted or this Agreement, prospectively or retroactively (including after the Grantee's termination of employment or service with the Company), which may include, but are not limited to (i) any amendment of a "housekeeping" nature, including without limitation those made to clarify the meaning of an existing provision of this Agreement, correct or supplement any provision under this Agreement that is inconsistent with any other provision of this Agreement, correct any grammatical or typographical errors, or amend the definitions in this Agreement regarding administration of this Agreement; (ii) the addition of a form of financial assistance and any amendment to a financial assistance provision that is adopted; (iii) amend the vesting provisions of this Agreement; (iv) any amendment respecting the administration of this Agreement; (v) any amendment necessary to comply with applicable law or the applicable rules of the NYSE, the TSX, or any other national securities exchange on which the Company has applied to list or quote its Common Shares or any other regulatory body having authority over the Company, this Agreement, the Grantee, or shareholders; and (vi) any other amendment that does not require the approval of shareholders under this Section 13(b); provided, that (i) no such amendment, alteration, suspension, discontinuation, or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to this Agreement (including, without limitation, as necessary to comply with any applicable rules or requirements of the NYSE, the TSX, or any other national securities exchange on which the Company has applied to list or quote its Common Shares, or for changes in GAAP to new accounting standards), and (ii) any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Grantee with respect to this Award theretofore granted shall not to that extent be effective without the consent of the Grantee unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination either is required or advisable in order for the Company or the Award to satisfy any applicable law or regulation; provided, further, that except as otherwise permitted under Section 11 of this Agreement, if (i) the Committee reduces the Exercise Price of any Option, (ii) the Committee cancels this Option and replaces it with a new Option (with a lower Exercise Price, as the case may be) or other equity award or cash in a manner that would either (A) be reportable on the Company's proxy statement or Form 10-K (if applicable) as Options that have been "repriced" (as such term is used in Item 402 of Regulation S-K promulgated under the U.S. Exchange Act), or (B) result in any "repricing" for financial statement reporting purposes (or otherwise cause the Award to fail to qualify for equity accounting treatment), (iii) the Committee cancels this Option that has a per-share Exercise Price at or above the Fair Market Value of a Common Share on the date of cancellation, and pays any consideration to the holder thereof, whether in cash, securities, or other property, or any combination thereof, (iv) the Committee takes any other action that is considered a "repricing" for purposes of the shareholder approval rules of the applicable national securities exchange on which the Common Share is listed or quoted; (v) an extension of the term of this Option benefiting a "reporting insider" (as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions) of the Company, except in the case of an extension due to a blackout period; (vi) any amendment that would permit this Option to be transferable or assignable other than for normal estate settlement purposes; (vii) any amendment requiring the approval of the Company's shareholders under applicable requirements of the NYSE, the TSX, or any other national securities exchange on which the Company has applied to list or quote its Common Shares; (viii) or any amendment to this Section 13(b), then, in the case of the immediately preceding clauses (i) through (viii), any such action shall not be effective without shareholder approval.

(c)            Waiver.  Any right of the Company contained in this Agreement may be waived in writing by the Committee.  No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.  No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d)            Notices.  Every notice and other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed to the Grantee's address as recorded in the records of the Company or any Subsidiary.

(e)            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f)            No Rights to Continued Service.  Nothing contained in this Agreement shall be construed as giving the Grantee any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate, or discharge the Grantee at any time for any reason whatsoever.

(g)            Termination of Employment or Service.  The Committee, in its sole discretion, shall determine the effect of all matters and questions related to the termination of employment or service of the Grantee.  Except as otherwise provided in any employment or service agreement between the Grantee and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice versa) shall be considered a termination of employment or service with the Company or an Affiliate, and (ii) if the Grantee's employment with the Company or its Affiliates terminates, but the Grantee continues to provide services with the Company or its Affiliates in a non-employee capacity (including as a non-employee director) (or vice versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of this Agreement.

(h)            Fractional Common Shares.  No fractional Common Shares shall be issued upon the exercise of any Option granted hereunder, and accordingly, if the Grantee would become entitled to a fractional Common Share upon the exercise of an Option, or from an adjustment permitted by the terms of this Agreement, the Grantee shall only have the right to receive the next lowest whole number of Common Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(i)            Beneficiary.  The Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.  If no designated beneficiary survives the Grantee, the Grantee's estate shall be deemed to be the Grantee's beneficiary.

(j)            Beneficiary Designation.  The Grantee's beneficiary shall be the Grantee's spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Grantee is otherwise unmarried at the time of death, the Grantee's estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose.  Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of the Grantee residing or working outside the United States, any required distribution under this Agreement shall be made to the executor or administrator of the estate of the Grantee, or to such other individual as may be prescribed by applicable law.

(k)            Payments to Persons Other Than the Grantee.  If the Committee shall find that any person to whom any amount is payable under this Agreement is unable to care for the Grantee's affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or the Grantee's estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to the Grantee's spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(l)            Nonexclusivity of the Agreement.  Neither the adoption of this Agreement by the Board nor the submission of this Agreement to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other rights or awards otherwise than under this Agreement, and such arrangements may be either applicable generally or only in specific cases.
(m)            Reliance on Reports.  Each member of the Committee and each member of the Board (and each such member's respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with this

Agreement by any agent of the Company or the Committee or the Board, other than such member or designee.
(n)            No Representations or Covenants With Respect to Tax Qualification.  Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non‑U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on the Grantee under this Agreement.
(o)            Relationship to Other Benefits.  No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(p)            Purchase for Investment.  Whether or not the Options and Option Shares covered by this Agreement have been registered under the U.S. Securities Act, each person exercising an Option under this Agreement or acquiring Option Shares under this Agreement may be required by the Company to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.  The Company will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any Option Shares issued or transferred to the Grantee upon the exercise of any Option granted hereunder.
(q)            409A of the Code.
(i)            It is intended that this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.  The Grantee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of the Grantee in connection with this Agreement or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold the Grantee or any beneficiary harmless from any or all of such taxes or penalties.  In the event that this Award is considered "deferred compensation" subject to Section 409A of the Code, references in this Agreement to "termination of employment" (and substantially similar phrases) shall mean "separation from service" within the meaning of Section 409A of the Code.  For purposes of Section 409A of the Code, each of the payments that may be made in respect of this Award granted hereunder is designated as a separate payment.
(ii)            Notwithstanding anything in this Agreement to the contrary, if the Grantee is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of this Award that are "deferred compensation" subject to Section 409A of the Code shall be made to the Grantee on account of the Grantee's "separation from service" within the meaning of Section 409A of the Code prior to the date that is six months after the date of such "separation from service" or, if earlier, the

Grantee's date of death.  All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)            In the event that the timing of payments in respect of this Award that would otherwise be considered "deferred compensation" subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of "Disability" pursuant to Section 409A of the Code.
(r)            Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs, and successors and permitted transferees of the Grantee.

(s)            Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto.

(t)            Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.

(u)            Venue; Waiver of Jury Trial.

(i)            The Grantee and the Company (on behalf of itself and its Affiliates) each consent to jurisdiction in the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, the Supreme Court of the State of New York, New York County, in the event of any dispute arising hereunder, and each waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(ii)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(v)            No Interference.  The existence of this Agreement shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the Common Shares or the rights thereof or that are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(w)            Expenses; Headings. The expenses of administering this Agreement shall be borne by the Company and its Affiliates.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(x)            Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

PERFORMANCE SPORTS GROUP LTD.

By:

Mark J. Vendetti